NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 28, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 16, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to an offer to purchase and merger between Castlight Health, Inc. and Carbon Merger Sub, Inc., a wholly owned subsidiary of Vera Whole Health, Inc., which became effective at one minute after 11:59 P.M. New York City time on February 16, 2022, each outstanding share of Class B Common Stock of Castlight Health, Inc. not previously tendered was converted into USD 2.05, without interest and subject to any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 17, 2022.